EV Energy Partners Announces Third Quarter 2013 Results

HOUSTON, TX – November 12, 2013 -- (PR Newswire) -- EV Energy Partners, L.P., (Nasdaq: EVEP) today announced results for the third quarter 2013 and filed its Form 10-Q with the Securities and Exchange Commission.

Adjusted EBITDAX for the quarter was $53.9 million, a 2 percent increase over the second quarter of 2013 and a 20 percent decrease from the third quarter of 2012. Distributable Cash Flow for the quarter was $25.9 million, a 1 percent decrease from the second quarter of 2013 and a 27 percent decrease from the third quarter of 2012. The decreases in Adjusted EBITDAX and Distributable Cash Flow as compared to the third quarter of 2012, which are described in the attached table under "Non-GAAP Measures," are primarily attributable to the decreases in realized gains in commodity derivatives, partially offset by an increase in the sales price per unit of natural gas and crude oil.

Production for the third quarter of 2013 was 10.6 Bcf of natural gas, 279 MBbls of crude oil and 538 MBbls of natural gas liquids, or 168.0 Mmcfe/day. This represents a 3 percent decrease from the second quarter 2013 production of 172.3 Mmcfe/day and a 3 percent increase over third quarter 2012 production of 163.1 Mmcfe/day.

For the third quarter of 2013, EVEP reported a net loss of $12.3 million, or $(0.29) per basic and diluted weighted average limited partner unit outstanding. Included in net loss were:

•	$16.5 million of unrealized losses on commodity and interest rate derivatives,

•	$0.5 million of non-cash realized losses related to terminated interest rate swaps,

•	$1.2 million of dry hole and exploration costs,

•	$4.3 million of non-cash costs contained in general and administrative expenses, and

•	$0.1 million of non-cash leasehold impairment charges.

For the second quarter of 2013, EVEP reported net income of $32.9 million, or $0.74 per basic and diluted weighted average limited partner unit outstanding. For the third quarter of 2012, EVEP reported a net loss of $50.0 million, or $(1.15) per basic and diluted weighted average limited partner unit outstanding, respectively.

In October, the borrowing base under the credit facility was increased to $730.0 million.

Mark Houser, President and CEO, said, "During the third quarter, the first 200,000 mcf per day of processing capacity and 45,000 barrels per day of fractionation capacity came on line as planned at the UEO facilities, with processing throughput currently at or near capacity. We have closed our first Utica acreage sale and redeployed those proceeds in our recent Barnett Shale acquisition. We have also significantly enhanced our liquidity and flexibility through our recent common unit offering.”

Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available on our third quarter 2013 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Conference Call

As announced on November 5, 2013, EV Energy Partners, L.P. will host an investor conference call Tuesday, November 12, 2013 at 11 a.m. ET. Investors interested in participating in the call may dial (888) 549-7880 (quote conference ID 4649444) at least five minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about the sale of our Utica Shale assets, our midstream investments, future plans and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties (including the Utica Shale), changes in the metrics and procedures used to value midstream assets, exploration and development activities in the Utica Shale and elsewhere, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Production data:
Oil (MBbls)	279	266	787	832
Natural gas liquids (MBbls)	538	440	1,567	1,266
Natural gas (MMcf)	10,555	10,772	31,879	31,757
Net production (MMcfe)	15,453	15,008	46,000	44,349
Average sales price per unit: (1)
Oil (Bbl)	$102.15	$89.83	$96.26	$93.64
Natural gas liquids (Bbl)	30.72	32.07	29.98	37.63
Natural gas (Mcf)	3.35	2.76	3.47	2.57
Mcfe	5.20	4.51	5.07	4.68
Average unit cost per Mcfe:
Production costs:
Lease operating expenses (2)	$1.69	$1.65	$1.71	$1.76
Production taxes	0.19	0.17	0.19	0.19
Total	1.88	1.82	1.90	1.95

Asset retirement obligations accretion expense	0.08	0.09	0.08	0.08
Depreciation, depletion and amortization	1.81	1.88	1.88	1.83
General and administrative expenses	0.58	0.69	0.67	0.73

(1) Prior to $6.2 million and $32.3 million of net hedge gains and settlements on commodity derivatives for the three months ended September 30, 2013 and September 30, 2012, respectively, and $24.4 million and $94.5 million for the nine months ended September 30, 2013 and September 30, 2012, respectively.

(2) Lease operating expenses for the nine months ended September 30, 2012 contains $1.7 million ($0.04 per Mcfe) of non-cash charges related to oil in tanks purchased in connection with 2011 acquisitions.

Condensed Consolidated Balance Sheets
(In $ thousands, except number of units)
(Unaudited)
	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,638	$7,486
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	38,278	34,909
Related party	7,562	1,422
Other	214	11,263
Derivative asset	22,807	40,771
Other current assets	7,185	1,750
Total current assets	86,684	97,601

Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization; September 30,
2013, $475,543; December 31, 2012, $389,206	1,853,014	1,875,890
Other property, net of accumulated depreciation
and amortization; September 30, 2013, $714;
December 31, 2012, $598	1,266	1,325
Long–term derivative asset	37,680	45,839
Investments in unconsolidated affiliates	206,581	34,545
Other assets	8,465	10,214
Total assets	$2,193,690	$2,065,414

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$60,745	$40,171
Derivative liability	39	-
Total current liabilities	60,784	40,171

Asset retirement obligations	99,307	102,707
Long–term debt	1,084,276	859,218
Other long–term liabilities	1,589	3,494

Commitments and contingencies

Owners’ equity:
Common unitholders - 42,599,080 units and
42,320,707 units issued and outstanding as of
September 30, 2013 and December 31, 2012,
respectively	962,017	1,072,175
General partner interest	(14,283)	(12,351)
Total owners' equity	947,734	1,059,824
Total liabilities and owners' equity	$2,193,690	$2,065,414

Condensed Consolidated Statements of Operations
(In $ thousands, except per unit data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Oil, natural gas and natural gas liquids revenues	$80,324	$67,747	$233,325	$207,341
Transportation and marketing–related revenues	1,090	954	3,393	2,643
Total revenues	81,414	68,701	236,718	209,984

Operating costs and expenses:
Lease operating expenses	26,185	24,821	78,496	78,271
Cost of purchased natural gas	792	662	2,486	1,808
Dry hole and exploration costs	1,150	1,809	2,469	5,664
Production taxes	2,911	2,587	8,751	8,394
Asset retirement obligations accretion expense	1,185	1,335	3,744	3,763
Depreciation, depletion and amortization	27,936	28,141	86,439	81,127
General and administrative expenses	8,928	10,296	30,671	32,562
Impairment of oil and natural gas properties	143	853	8,141	17,752
Total operating costs and expenses	69,230	70,504	221,197	229,341

Operating income (loss)	12,184	(1,803)	15,521	(19,357)

Other (expense) income, net:
Realized gains on derivatives, net	4,878	29,835	20,098	88,628
Unrealized (losses) on derivatives, net	(16,525)	(65,870)	(24,512)	(38,672)
Interest expense	(12,858)	(12,808)	(37,291)	(36,487)
Other (expense) income, net	(10)	408	232	382
Total other (expense) income, net	(24,515)	(48,435)	(41,473)	13,851

Loss before income taxes and equity in (losses) income of unconsolidated affiliates	(12,331)	(50,238)	(25,952)	(5,506)
Income taxes	67	193	(326)	(904)
Loss before equity in (losses) income of unconsolidated affiliates	(12,264)	(50,045)	(26,278)	(6,410)
Equity in (losses) income of unconsolidated affiliates	(50)	26	237	(60)
Net loss	($12,314)	($50,019)	($26,041)	($6,470)

Net loss per limited partner unit:
Basic	($0.29)	($1.15)	($0.63)	($0.15)
Diluted	($0.29)	($1.15)	($0.63)	($0.15)
Weighted average limited partner units outstanding:
Basic	42,599	42,452	42,578	41,784
Diluted	42,599	42,452	42,578	41,784

Distributions declared per unit	$0.770	$0.766	$2.307	$2.295

Condensed Consolidated Statements of Cash Flows
(In $ thousands)
(Unaudited)	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	($26,041)	($6,470)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	3,744	3,763
Depreciation, depletion and amortization	86,439	81,127
Equity–based compensation cost	13,080	12,390
Impairment of oil and natural gas properties	8,141	17,752
Non-cash derivative activity	26,162	39,395
Equity in (income) losses of unconsolidated affiliates	(237)	60
Distributions from unconsolidated affiliates	171	-
Other	2,313	4,698
Changes in operating assets and liabilities:
Accounts receivable	(6,430)	3,138
Other current assets	(5,435)	656
Accounts payable and accrued liabilities	17,889	20,479
Other, net	(561)	(1,955)
Net cash flows provided by operating activities	119,235	175,033

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	-	(118,925)
Final settlement of purchase price of oil and natural gas properties	7,998	-
Additions to oil and natural gas properties	(75,799)	(100,392)
Proceeds from sale of oil and natural gas properties	-	5,522
Investments in unconsolidated affiliates	(172,003)	(18,998)
Distributions from unconsolidated affiliates	33	-
Settlements from acquired derivatives	-	4,166
Net cash flows used in investing activities	(239,771)	(228,627)

Cash flows from financing activities:
Long-term debt borrowings	225,000	120,000
Repayment of long-term debt borrowings	-	(460,000)
Proceeds from debt offering	-	206,000
Loan costs incurred	-	(4,152)
Proceeds from public equity offering	-	262,833
Offering costs	-	(304)
Contributions from general partner	334	5,714
Distributions paid	(101,646)	(95,845)
Net cash flows provided by financing activities	123,688	34,246

Increase (decrease) in cash and cash equivalents	3,152	(19,348)
Cash and cash equivalents – beginning of period	7,486	30,312
Cash and cash equivalents – end of period	$10,638	$10,964

Non-GAAP Measures

We define Adjusted EBITDAX as net loss plus equity in losses (income) from unconsolidated affiliates, EBITDAX from unconsolidated affiliates, income taxes, interest expense, net, realized losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, non-cash realized losses on derivatives, unrealized losses on derivatives, non-cash equity compensation expense, impairment of oil and natural gas properties, non-cash inventory write down expense, and dry hole and exploration costs. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net loss	($12,314)	($50,019)	($26,041)	($6,470)

Add:
Equity in losses (income) from unconsolidated affiliates	50	(26)	(237)	60
EBITDAX from unconsolidated affiliates	773	-	1,290	-
Income taxes	(67)	(193)	326	904
Interest expense, net	12,858	12,802	37,289	36,469
Realized losses on interest rate swaps	870	1,013	2,602	3,172
Depreciation, depletion and amortization	27,936	28,141	86,439	81,127
Asset retirement obligations accretion expense	1,185	1,335	3,744	3,763
Non-cash realized losses on derivatives	483	1,413	1,651	2,717
Unrealized losses on derivatives	16,525	65,870	24,512	38,672
Non-cash equity compensation expense	4,297	4,294	13,080	12,390
Impairment of oil and natural gas properties	143	853	8,141	17,752
Non-cash inventory write down expense	-	-	-	1,729
Dry hole and exploration costs	1,150	1,809	2,469	5,664
Adjusted EBITDAX	$53,889	$67,292	$155,265	$197,949

Less:
Cash income taxes	24	37	48	164
Cash interest expense, net	12,254	12,200	35,481	34,691
Realized losses on interest rate swaps	870	1,013	2,602	3,172
Estimated maintenance capital expenditures (1)	14,875	18,760	43,197	55,436
Distributable Cash Flow	$25,866	$35,282	$73,937	$104,486

Hedge Summary Table (as of September 30, 2013)

Period	Index	Swap Volume	Swap Price
Natural Gas		(Mmmbtu/Mbbls)
Nov - Dec 2013	NYMEX	11,183	$3.69
2014	NYMEX	9,261	$3.90

EV Energy Partners, L.P., Houston

Michael E. Mercer

713-651-1144

http://www.evenergypartners.com